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FOR IMMEDIATE RELEASE

CONTACTS:
Chad Morris or Barbara Archer           Shiloh Kelly
Metzger Associates                      Director of Communications
chad@metzger.com                        Rocky Mountain Internet Inc.
archer@metzger.com                      shi@rmi.net
(303) 786-7000                          (303) 672-0732

                  ROCKY MOUNTAIN INTERNET ACQUIRES ARIZONA-BASED ISP COMPANY EXPANDS REACH AND CUSTOMER BASE FOR STOCK

DENVER - November 23, 1998 - Rocky Mountain Internet Inc. (NASDAQ SmallCap Market-RMII, RMIIW) announced today it has completed the acquisition of InternetNow! (http://www.doitnow.com), an Arizona-based Internet Service Provider, in a stock transaction of 171,250 shares. The 1998 revenue run rate for InternetNow! is $1.4 million.

"This acquisition will bring us new customers and extend our reach into the lucrative southwestern United States," said Douglas H. Hanson, president, CEO and chairman of Rocky Mountain Internet (http://www.rmi.net). "It will be a valuable addition to our company as we drive to become a premier national communications company."

As a result of the acquisition, RMI will take immediate control of InternetNow!'s network operations, facilities and customers. InternetNow! currently offers a variety of Internet-based services including dial-up and dedicated Internet access, web hosting and design, and online classified advertising and chat rooms. InternetNow! serves customers in California, Arizona and Nevada.

ABOUT ROCKY MOUNTAIN INTERNET
Rocky Mountain Internet (http://www.rmi.net) is a full-service, national telecommunications company providing a wide range of voice and data communication services to businesses and consumers. Services include dedicated, dial-up and wireless Internet access, Web development, hosting and marketing, electronic commerce (e-SELL) and banner advertising management software applications (INFOHIWAY), network management, system integration, co-location services, paging, voice mail, local and long distance phone service, 800 service and IP Telephony.

(This press release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from such forward-looking statements as a result of risks and uncertainties which are described in the cautionary statements section of the company's 10K dated December 31, 1997, and include the need for additional financing, the ICC litigation, changing technology, competition, possible future government regulation, competition for talented employees, the Company's ability to fund future operations and the Company's need to refinance debt.)


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